Exhibit 99.4

WORKING CAPITAL LOAN CONTRACT

RURAL CREDIT COOPERATIVE OF SHANDONG

WORKING CAPITAL LOAN CONTRACT

(YISHUI) RCC WORKING CAPITAL LOAN(2011) 405#

BORROWER (FULL NAME):
SHANDONG LONGKONG TRAVEL MANAGEMENT CO., LTD.

Business Address：Yaodianzi Town Yishui County

Corporation representative: Shangjiu Zhang
Contact Person: Weiyun Wang
Zip:     276400                     Tel:     13188720029
LENDER (FULL NAME): YISHUI RURAL CREDIT COOPERATIVE

Business Address：42# Xinhua Rd, Yishui County

Corporation representative/Proxy: Jiangang Qi
Contact Person: Lijun Liu
Tel:      223446

According to <<Contract Law of China>>、<<Chinese Law on Guarantee and Collateral>>  and  <<Real Right Law of the People's Republic of China>>, both parties enter into a loan contract after a consultation.

Article 1: Loan
1.1	Loan type: short term working capital loan
1.2	Currency and Amount:
1.2.1	Currency and amount in the contract: Renminbi
1.2.2	Amount of Loan:(In Chinese characters) RENMINBI Sixteen million Yuan
1.3	Loan purpose: Business operating facilities update & material purchase.
Without Lender’s written consent, Borrower shall not use the loan in other purpose. The Lender has the right to monitor the fund flow.
1.4	The Loan Term
The Loan Term under this contract is from 25th August, 2011 to 15th August, 2012. The actual period is based on the term on Loan Voucher.
1.5	Loan Interest Rate.
RENMINBI loan interest calculation should be made by following 1st method:

(1) Fixed rate
The loan interest rate shall be 12.4664% remaining unchanged till the loan due date.
(2) Floating Rate
The floating rate will be the basic rate Plus the floating range, the basic rate is the Current PBOC basic loan rate which applicable to the Loan term described under the Item 1.4 on the loan commencing day. The floating range is ___ (up/down/zero) ___ %. The floating range is remaining unchanged during the loan term. After the loan fund is drawdown, the execution interest rate shall be adjusted every term which ___ (1month/3month/6month/12month) as a term. Interest computation shall be made by terms.

The rate adjustment shall in every _____months as a adjustment circle. In the case of that the basic rate is adjusted by The People’s Bank Of China, the Lender shall renew the rate calculated by above method and the new basic rate considering of the class of the loan term, the effective date shall be started at the date that the same borrowing day of the first month of the next adjustment circle after the new Adjusted Rate is issued. The Borrower is acknowledging that the adjustment is without notice. The date of the basic rate adjustment is the same day to the Loan beginning day, or the same day of the first month of the adjustment circle. From the date of the basic rate adjustment day, the new loan interest rate will be set. If there is no the same day of the month to the loan beginning day, the last day of the month shall be the borrowing day. The interest counting day of the second term shall be the same day in current month which is the same day on which the fund is drawdown in the first term, if there is no the same day in the adjusting month, the last day of the month shall be the SAME day. Other terms shall follow the same way. If the load fund is drawdown by terms, the loan interest rate shall be adjusted by the following ____ method.
A.	No matter how many times the Borrower drawdown in one interest adjusting term, the execution rate shall be the same rate determined in this term. And which shall be adjusted in next term.
B.	The rate shall be determined and adjusted on each fund drawdown.
□Other__________________________________________.
(2)	The foreign currency loan interest rate shall be made by the item __ _of the following items:

□ The fixed interest rate: the annual rate is     %, which remaining unchanged in the contract term.
□ The floating rate: the rate shall be _____months _______(LIBOR/HIBOR) + ____points(each point is 0.01%) . LIBOR/HIBOR is the lending interest rate in LONDON/HONKONG financial industry on the date of two days prior to the loan commencing day and announced by the Reuters News Agency. If the load fund is drawdown by terms, the loan interest rate shall be adjusted on each drawdown. After the drawdown is done, the basic rate shall be adjusted by following item ____ and calculated by terms:
A. Adjust the basic rate on the first day of each interest computation term.
B. the basic rate shall be floating according to the respective term. The adjusting day of the second term shall be the SAME DAY of the first due term. If there is no the same day in the adjusting month, the last day of the month shall be the SAME day. Other terms shall follow the same way.

□other: ___________________________________________.

1.5.2 The interest of the loan under the Contract is calculated in every month. When the loan is due, the interest shall be completed with principal. Day rate = Annual rate/365.
1.5.3 Interest computation by month, the computation date is 20th every month; Interest computation by quarter, the computation date shall be the 20th of the last month in this quarter; Interest computation by six months, the computation date shall be the 20th June and 20th December every year.
1.5.4 The first interest computation period shall start from the fund drawdown date to the first interest computation date; the last interest computation period shall start from the next day to the last interest computation period due date to the loan due date; the rest interest computation period shall start from the next day to the last interest computation period due date to the next interest computation date.
1.5.5 In case of that the PBOC adjust the loan interest rate verify method, it shall be processed following the regulation issued by PBOC, without further notice to the lender.
Article 2: Guarantee
2.1 The guarantee under this contract is Guarantee , the detail as following:

■ The Guarantee Contract (Yishui RCC G2011-379#)signed between guarantor Shanjiu Zhang and Lender.
■  The Pledge Contract(Yishui RCC ZH009) signed between Lender and Junan Tianma Island Travel Development Co., Ltd and Lender.
2.2 Guarantee with a Maximum Amount type, the guarantee shall be  Maximum Amount ___________ guarantee.

Article 3: Loan fund drawdown
3.1 The precedent conditions as following shall meet the requirement before the loan fund drawdown, otherwise, the lender has the right to refuse to release the loan fund.
3.1.1	The borrower has completed the permit, registration, delivery, insurance related to the loan under the contract and other conditions as required by laws;
3.1.2	The borrower has submit the document related to loan;
3.1.3	The contract is accompanying with a Guarantee, the Guarantee accepted by the Lender shall already become valid and lasting;
3.1.4	The Borrower shall not incur any contract breach under this contract or any event under the contract which may cause an influence on the Lender to realizing the creditor’s right;
3.1.5	Till to the drawdown date, the statement and guarantee provided by Borrower shall be true、accrue、effective;
3.16	Till to the drawdown date, Borrower’s operating status, financial condition shall be almost the same to it on the date of contract signed, no incur any material adverse impact.
3.1.7	Borrower already opens the normal account with Lender;
3.2   The borrower shall process the drawdown with Lender when above requirement are completed. The Loan transfer to Deposit Voucher (Loan Voucher) shall be signed by Borrower; the content on the Loan transfer to Deposit Voucher under this contract differ from the contract or Drawdown application, the content on the Loan transfer to Deposit Voucher shall be regard as correct. The Loan transfer to Deposit Voucher and other attached documents which confirmed by both Parties shall be as the indivisible part of the contract, with the same legal force.
3.3 when Lender released the loan fund to Borrower, whether the lender incur any event that is not satisfied the drawdown requirement, which shall not be the excuse used by Borrower to defense the Lender, the Borrower shall obey the contract anyway.

3.4 The drawdown period under this contract is from the date on which the contract signed to the date of September 24, 2011, any drawdown action shall be processed during the drawdown period. The fund drawdown shall be made by the Borrower according to the actual demand, the first drawdown application may be raised out on the date of the contract is signed. The drawdown application shall be reviewed by Lender.
3.5 before each loan fund drawdown, all the drawdown requirement stipulated by Item 3.1 shall be completed, otherwise, the Lender has the right to refuse to release the loan.
Article 4: Releasing, payment and fund flow monitoring of the Loan fund.
4.1 Releasing and payment of the loan fund under this contract is as following:

□ The Borrower pay it out on his free way.

■ The Lender pay out on consignment.

□ A payment with solid payee and amount no exceed RMB Yuan, the Borrower may process by itself; a payment with solid payee and amount exceed RMB Yuan, the Lender pay out on consignment.
4.2 Payment by Borrower, the borrower shall provide the lender the “working capital loan drawdown application notice”, which shall be approved by the lender, the fund shall be transferred to Borrower’s account, the Borrower pay it to the payee who is applicable to the loan using purposed requirement. From the first fund drawdown date, the Borrower shall report the lender the payment status in written every ___ days, and the Lender has the right to verify the payment whether applicable to the loan using purpose under this contract by account analyzing, Voucher review, investigating in present.
4.3 The Lender pay out on consignment, the lender shall review the payee, amount of the payment whether they are applicable to the business contract, and etc documents according to this contract. With the Borrower’s approval, the lender shall release the fund to the Borrower’s account and pay them out to the qualified payee according to the intend which contained on the “working capital loan drawdown notice” that sealed by Borrower. The Borrower shall provide the information of such payee, loan using purpose, and etc document as required by lender. The lender shall take no legal responsibilities if above information or documents provided by Borrower are not real, not accrue, not complete, not effective which causes the consignment could not be processed.

4.4 The loan fund shall not pay to the payee who is not applicable to the stipulation under this contract, and who is Borrower’s broker in capital market or related party to Borrower.
4.5 The Borrower shall open or appoint a special account which is used to reduce money supply, and be used to deposit the sales income or arrange the loan repayment fund. The sales income is not calculated by cash, the Borrower shall ensure to transfer the fund to the special account in time.
4.6 The lender has right to monitor the special account, including but not limited to acknowledge and monitor the cash income and pay-out status of the special account, the Borrower shall provide the necessary assistance. If required by Lender, a “account monitoring agreement” shall be signed between both parties.
Article 5: Loan Repayment
5.1 The Borrower shall repay the loan and interest as schedule under the contract, may choose the following method:

■ on loan due date of August 15, 2012 complement the loan payment in a lump sum.
□ Repayment by installment as following scheduled:

Scheduled repayment Date	Scheduled repayment Smount

5.2 The Borrower shall deposit full amount loan principle and interest on the special account prior to the lender business closing time on the due date(interest due date, principle due date), the lender has right to draw the fund from such account. In case of National Holiday, the date shall be postponed to the first day after the holiday end.
5.3 The load repayment(including the deducted fund by the lender under the contract) shall follow such order: the expenses to realize the creditor’s right and guarantee right, damage compensation, breach compensation, compound interest, overdue interest and penalty interest, loan interest, principle, and the lender is entitled to change such order.
5.4 Borrower repay the loan before scheduled, shall provide the application in written in 10days advance. With Lender’s written consent, the repayment before scheduled shall be processed in following methods:

□ the interest shall be calculated with the execution rate and the loan term under this contract.
■ the borrower shall be charged a compensation in the amount of 100% X loan principle beside the interest amount of the loan using days X execution rate under the contract, and it shall not exceed: the repayment amount X execution rate under contract/365 X remaining due days.
Article 6: The rights and obligations of Borrower
6.1 The borrower is entitled to access the loan and to use it.
6.2 The Borrower is duly organized and valid under the law of the People’s Republic of China and has the power and authority to own its property to consummate the transactions contemplated in this contract and join the litigation, The Borrower has the power to handle it assets used in operation. The Borrower is entitled to sign and t carry out the contract.
6.3 Borrower shall ensure to sign this contract with the approval from the superior authority or Board meeting of Directors of company, and etc authorities, obtained the necessary authorization.
6.4 he Borrower is at its option to sign and perform this contract. It is the Borrower’s true meaning and has the power to sign this contract and it is not breach it article of association or regulations or contracts. The procedure for signature and performance or this contract has been gone through and fully effectiveness.
6.5 All documents, materials, reports and certificates provided to the Lender by the Borrower for consummation of the contract is true, real, complete and effective.
6.6 During the loan term under this contract existing, the Assets Liabilities Ratio of Borrower shall not exceed 70%.
6.7 The borrower shall open a repayment account with lender or other financial organizations appointed by lender, and accept the monitoring to such account as stipulated by the contract.
6.8 The Borrower shall use the loan in a proper manner. The loan shall not used as fixed asset, stock, securities and futures, etc investment, and shall not invest into the area which prohibit to produce, operating by laws.
6.9 The Borrower shall not use the loan in other purpose. As lender required, provide assistance to lender to manage the loan using, after-loan management and other relevant examination, including but not limited:
6.9.1 Incorporate Certificate and annual inspection, Organization code Certificate, legal representative identification paper and necessary private information, board member and key officer, financial officers, operating permit, tax registry certificate with qualified annual inspection, copy of tax return applicable to the loan period, loan card;

6.9.2 All banks, accounts and the status of loan and deposit.
6.9.3 Audited balance sheet, income statement, cash flow, financial statement and footnote, note;
6.9.4 Production plan, statistical returns;
6.9.5 related Guarantee status (including guarantee to any organizations of lender);
6.9.6 all related parties and their information, the incurred or incurring transaction which amount exceed 10% of net assets among the related parties or among group customers;
6.9.7 the recording or information of loan under this contract using status;
6.10 Payable loan principle and interest under this contract;
6.11 Such events occur to the borrower: operating in a contract, lease, shareholding reform, affiliation, merger, acquisition, split, joint venture, asset transfer, apply for suspension and reform, apply for dismiss, apply for bankrupt and other events may affect the liability between the creditor and debtor, or the actions may impact the Leading party to complete the creditor’s rights, a writing notice letter shall be provide to the Lender in 5 days advance, with the consent from the Lender, to start processing the debt paying-back or complete the debt paying-back in advance before the forth events occurs, otherwise, the above activities and actions is prohibited to carry out.
6.12 any events other than described in the previous paragraph occur to the Borrower may cause material effect to fulfill the paying-back of the loan, such as, business suspension, business activities dormant, registration cancellation, withdraw of business license, corporate representative involved into a criminal, material lawsuit and arbitration involved, difficult situation in business operation, financial statement worsening, etc. the Lender shall be provided a writing notice in 5days advance, and repay the loan principle and interest;
6.13 before the loan principle and interest are repaid, the Borrower shall not sell certain asset, not repay other debt in advance, not provide any debt guarantee to a third party without Lender’s consent;
6.14 The borrower shall not withdraw the capital, transfer the asset, or transfer the company share illegally to Welch from the Lender.
6.15 The borrower changes it registered business name, corporation representative, registered business address, business scope, a writing notice shall be provided to the Lender in time in 5days advance;
6.16 The borrower shall not sign any contract with any third party which contract may cause the adverse effect on lender benefit stipulated in this contract;

6.17 if the contract is accompany with a guarantee, the Guarantor breach any obligation or commitment, warrant, or lose the guarantee ability, the Borrower shall repay the loan in advance or provide another guarantee immediately;
6.18 The borrower shall bear all such cost or expenses in connection with the loan under the Contract, legal consult service charge, insurance, transportation, evaluation, registration, keeping, identify, notarization. Etc. the fund which lender paid for borrower shall be drew from borrower’s account by lender;
6.19 Borrower shall sign the received return notice of claim letter or other document from lender in time;
6.20 if borrower required for an extension for the loan under this contract, shall provide the application in 5days advance. The extension agreement shall be signed when approval from lender obtained by borrower. Otherwise, the borrower shall complete his repaying obligation under this contract;
Article 7: The rights and obligations of Lender.
7.1	When borrower satisfied the requirement, the lender shall release the loan to borrower in full amount as schedule under this contract;
7.2	Lender shall keep the information and statement related to borrower’s debts, finance, operating confidential, except stipulated by laws;
7.3	Lender has right to require borrower to provide the information related to the loan;
7.4	Lender has right to exam and verify the loan using status under this contract, to acknowledge borrower’s operating activities, financial statement, involved guarantee and debt issues;
7.5	Lender has right to require borrower to open loan settlement account with lender, to monitor such account;
7.6
Lender has right to join borrower to process big sum financing, assets sales and merger, incorporate splitting, stock structure reform, bankrupt settlement and etc activities to maintenance lender profit, in which joint activities shall not breach national laws and regulations;

7.7
During the loan fund releasing, if borrower’s credit status drop down, the profit from main business weakening, using the loan out of purpose under contract, or borrower fails to repay the loan principle and interest as schedule under contract, the lender may change loan releasing requirement and paying out, or stop releasing and paying out, may declare that the releasing loan due immediately and withdraw back the loan principle and interest, and etc actions;

7.8
When lender withdraw back as scheduled under contract or in advance, such following items may be transferred from borrower’s account by lender, such account may be opened with lender(including each level RCC, cooperating banks, commercial banks and its branches), the repaying order shall be determined by lender;

7.9	The borrower breach contract or fails to accomplish repaying obligation, the lender has right to disclose it in public or claim right on media.
7.10
As required by laws or by relevant finance monitoring authorities, the lender has right to provide the information related to this contract or other relevant information to PBOC credit database or other credit database set by laws, which database may access by person or organizations who are permitted; accordingly, the lender is entitled to search relevant information of borrower from such credit database for the purpose of signing this contract;

7.11
Any event among following incur to borrower, the lender has right to stop releasing loan or other financing fund to borrower, partly or totally cancel the unreleased fund, to declare this contract and other un-repaid loan and other financing fund between borrower and lender is due, to withdraw unpaid fund, and require borrower to take the breaching responsibility and to provide compensation to lender for the loss caused by borrower’s breach:

7.11.1	Borrower uses the loan in the purpose which is not stipulated in contract, or fails to repay the loan principle and interest in full amount as scheduled;
7.11.2	Borrower pays out or uses the loan out of the contract binding;
7.11.3	Borrower breaches the contract, splits pay-out into pieces to avoid lender pay-out on consignment;
7.11.4
Borrower’s project working capital is not ready as scheduled or not as planned percentage, or not sufficient on date of lender required, or project process is not going as scheduled, or project construction、operating condition incur material adverse changed;

7.11.5	Borrower incurred accident for breaking food safety, production safety, environment protection, and etc regulations, which caused or causing material adverse on realizing the right under contract;
7.11.6
Borrower provides false financial statement or which statement with material information hidden; Borrower refused to accept the reviewing or monitoring from lender on production, operating, financial activities;

7.11.7	Borrower uses the loan to invest on equity capital, or uses the loan on real estate, securities, futures, and etc. speculation activities or other illegal transaction;
7.11.8	Borrower obtained the loan with cheating as a loan shark to seek illegal profit;

7.11.9	Borrower obtained the loan with cheating, or pledged with false contract, note receivable, account receivable, and etc to obtain the loan in cheating;
7.11.10
Such events occur to the borrower, modes of business operation, organization system, debt-repay abilities or legal status changed, including but not limited to overseas investment, debt financing increasing, operating in a contract, lease, shareholding reform, affiliation, merger, acquisition, split, joint venture, asset transfer, apply for suspension and reform, apply for dismiss, apply for bankrupt, etc. above actions without lender’s written consent or no settlement for the loan repayment under this contract, or not provide another new guarantee, or not repay the loan in advance;

7.11.11
The Guarantee under this contract changed which caused adverse effect to creditor’s right, including but not limited to pledged properties damaged, losing, value decreasing, or guarantor breach any obligation under the Guarantee Contract, but borrower fails to provide another guarantee;

7.11.12
Guarantee contract or other guarantee method not become effect, invalid, canceled by declaring; guarantor fully lost guarantee abilities or declared who would not bind by the guarantee contract, guarantor broke any obligation or commitment under guarantee contract; guarantor broke the Guarantor Contract signed with a third party; on such event, borrower fails to provide another guarantee;

7.11.13	Borrower declared that or by actions showed that he would not carry out the obligation under this contract;
7.11.14
Borrower or borrower’s director get involved or may involve into material economic argument, law suit, arbitration, or assets sealed、detained or under forcible execution; be investigated or punished by legal authorities; be disclosed by public media for breaking national laws or regulations; above actions caused or causing effect on processing this contract;

7.11.15
Directors or management senior officer changed un-normally, missing, be investigated restriction of personal freedom or under restriction of personal freedom restriction of personal freedom, which caused or causing effect on processing this contract;

7.11.16	Borrower breached any other obligation and commitment under this contract, other actions may cause adverse effect to lender on realizing creditor’s right under contract;

Article 8: Breach
8.1 After this contract become effective, both parties shall abide by it, any party fails to carry out the obligation or carry out not completely, which shall be regard as breach of contract, the party shall take the breach responsibility.
8.2 Borrower or guarantor’s fault which cause guarantee contract is not processed in time, or borrower fails to process the drawdown in time as scheduled, the lender has right to dismiss this contract and withdraw the loan released.
8.3 Borrower fails to repay the principle as scheduled under contract (including repaying in advance), from the overdue date, a penalty interest at a rate of execution interest rate Plus 50% shall be charged on borrower; Borrower fails to repay the interest as scheduled under contract (including repaying in advance), from the overdue date, a compound interest shall be calculated; the loan is overdue, the unpaid interest shall be charged compound interest at penalty interest rate;
8.4 Borrower used the loan not pursuant to the stipulation under contract, from the breach date, the principle and interest shall be charged penalty interest and compound interest at a rate of execution interest rate PLUS 100%;
8.5 The loan incur overdue or mis-using, the overdue interest, penalty interest and compound interest shall be calculated by days;
8.6 Borrower’s breach caused lender to realize the creditor’s right by lawsuit or other property preservation actions, borrower shall shoulder such cost or expense occurred to lender, lawsuit, arbitration, property preservation, execution, public notice, evaluation, appraisal, auction, business travel, lawyer and other cost or expense to realize creditor’s right.

Article 9: Become effective
   The Contract shall be effective after signed or sealed by both parties.

Article 10:Solution of dispute
Both parties agree that any dispute shall be resolve by negotiation between them, the following 1. action as a option:
1.	Lawsuit. Resolved by the court that has the jurisdiction to the Lender.
2.	Arbitration. Resolved by a arbitrator ________________(full name of the arbitration agency) under the Arbitration Rules and Procedures.

Article 11: Supplementary Articles
11.1 During the contract valid period, borrower changed business name, legal representative, business address, and no written notice has been provided to lender, which caused all written notice sent from lender according to the information wrote in the contract shall be regarded as received by the Borrower.

11.2 Any party raise to revise the contract to meet the requirement of updated laws and regulations, judicial interpretation, supervision regulations, another party shall provide necessary assistance. Otherwise, unreleased loan fund shall be suspended.
11.3 The options chose by □, mark the □ with√when it applicable, non-applicable mark the ×
11.4 This contract is made out in 3 duplicates; having the same legal enforcement, each for the borrower and the lender.
11.5 Other matters
The Borrower promises to be legally enforced against, if the contract obligation is not fulfilled at its entirety. (Sealed by SHANDONG LONGKONG TRAVEL MANAGEMENT CO., LTD.)
Article 12: Note.
   The Lender friendly reminds the Borrower to acknowledge that all the items of the Contract shall be understood completely and correctly, the Lender has provided the not for certain items of the contract as the Borrower requested. The both parties agree to the rights and obligations under the Contract in common. Lender specially reminds Borrower to acknowledge the bold-face text among the contract items, and the sufficient explanation has been provided as Borrower required.

The Borrower: (seal)	Shandong Longkong Travel Management Co., Ltd.	(sealed)
Signature:	SHANJIU ZHANG (signed)
(By corporate representative or Proxy)

The Lender: (Seal)	Yishui Rural Credit Cooperative (sealed)
Signature:	Jiangang Qi	(signed)
(By corporation representative or Proxy)

Date:	8-25-2011
Signed in the place of: YISHUI RCC Office

RURAL CREDIT COOPERATIVE OF SHANDONG

GUARANTEE CONTRACT
                    YISHUI RCC G2011 379#

Guarantor: (Full name)	SHANJIU ZHANG
Business Add:	Yongfu Village, Yaodianzi Town
Contact Person:	SHANJIU ZHANG
Zip:    276400           Tel:             2553919

Creditor: (sealed by)	YISHUI Rural Credit cooperative
Business Add:	42# Xinhua Rd., Yishui County
Legal representative/or proxy:	Jiangang Qi
Contract Person:	Lijun Liu
Zip:    276400           Tel:         2234116

To ensure the contract:  YISHUI RCC LOAN 2011,405# LOAN CONTRACT(hereinafter referred Main Contract) signed between Shandong Longkong Travel Management Co., Ltd. (The Debtor) and Yishui Rural Credit Cooperative (hereinafter referred Creditor) to carry out properly, the Guarantor would guarantee the debt between the Debtor and the Creditor under the Main Contract. Both agreed and signed the contract under the state laws and regulations.

1   The kind of the guaranteed creditor’s right and the amount.
The guaranteed creditor’s right is : short term working capital loan, the amount is: (in capital words) RENMINBI SIXTEEN MILLION YUAN.

2   The scope of the guarantee.
The scope of the guarantee including such items under the Main Contract: principal, interest, penalty interest, compound interest, penalty, damage compensation and lawsuit charge, legal service fee and other expenses occur to the Creditor to accomplish its right.

3   Guarantee Method
The guarantee under the contract is a joint responsibility.

4   Period of Guarantee
4.1 The period of the guarantee shall be TWO years starting from the date that the main debt term expired under the Main Contract.

4.2	For accepting a documentary acceptance bill, Credit Guarantee , the period of the guarantee shall be TWO years starting from the date that the Creditor paid the fund for the Debtor.
4.3	For discounting a commercial bill, the period of the guarantee shall be TWO years starting the date when bill expired.
4.4
The Creditor and the debtor reach an contract of extending the debt term under the Main Contract, and the Guarantor agreed to continue the guarantee, in such event, the period of the guarantee shall be TWO years starting from the date when the debt term expired under the Contract of extending of the debt term.

4.5	The Main Contract is terminated in advance by Laws, Regulations, items under the Main Contract, the period of the guarantee shall be TWO years starting the date when the Main Contract is terminated.

5	The Guarantor’s Commitment
5.1	The Guarantor shall be a natural person with full capacity for civil conduct, or a legal organization established by laws and be existing legally.
5.2	Guarantor shall obtain the relevant authorization to sign this contract.
5.3	Provide the Creditor the true, complete, valid financial statement and other related information and documents.
5.4
Guarantor has acknowledged the main contract of guarantee contract. If debtor fails to carry out the debt repay obligation under the main contract, the guarantor shall carry out the guarantee responsibility.

5.5
Guarantor breaches this contract or fails to carry out the guarantee responsibility, the creditor has right to deduct the relevant fund from the account that guarantor opened with rural credit cooperative of Shandong system (including each level cooperative organization, cooperation banks, commercial banks and their branches); the repaying order and the repaid loan shall be determined by creditor.

5.6	Guarantor breach the stipulations under this contract or fails to carry out the guarantee responsibility, the creditor has right to disclose it in public or claim in media.
5.7	Such events occur to the Guarantor, the Guarantor shall provide the Creditor a writing notice letter in 5 business days advance.
5.7.1	Subordinate relationship change, key officeres change, articles of incorporation amending and company structure reform.
5.7.2	Business operation suspension, registration cancellation, license withdrawal.
5.7.3	Financial situation worsening, material tight business operating or involve a material lawsuit or arbitration.

5.7.4	Change business name, registration address, corporate representative, contact information, etc.
5.7.5	The matter that may affect the Creditor to accomplish its right occurs to the Guarantor.
5.8	The Guarantor take such following actions, a writing notice letter shall be provided to the Creditor in 15 working days advance and obtained the writing consent from the Creditor.
5.8.1
The capital structure or the system of management is changed by Guarantor, including but not limited, operating in a contract, lease, shareholding reform, affiliation, merger, acquisition, split, joint venture, asset transfer, apply for suspension and reform, apply for dismiss, apply for bankrupt.

5.8.2
The Guarantor provided a Guarantee for a thirty party, a Guarantee, a pledge or a mortgage for himself or a third party with his major assets or property. It may affect him to carry out the guarantee obligation of the Contract.

5.9
As required by laws or by relevant finance monitoring authorities, the lender has right to provide the information related to this contract or other relevant information to PBOC credit database or other credit database set by laws, which database may access by person or organizations who are permitted; accordingly, the lender is entitled to search relevant information of borrower from such credit database for the purpose of signing this contract;

6. Creditor’s commitment
Creditor shall keep confidentiality of such documents, financial statement and other relevant information related to the loan under contract, which are provided by guarantor, except stipulated by laws, regulations.
7. Guarantee responsibilities
7.1 In such events, creditor has right to require guarantor to carry out guarantee obligation. The amount guarantee paid is insufficient to cover the creditor’s right under this contract, the creditor may choose repay the fund to principle, interest, penalty interest, compound interest or other expense, the repaying order shall be determined by creditor.
7.1.1 The loan term under the main contract is due, the creditor is not repaid. “loan term due” including the debt term under main contract is due, or declared due pursuant to relevant national laws and regulations or stipulation in main contract;
7.1.2 The debtor, guarantor is under bankrupt application or arbitrated settlement by a court;
7.1.3 The debtor, guarantor is canceled or withdraw incorporate license, closed by laws or dismissed by other excuses;
7.1.4 The debtor, guarantor is dead, declared missing or dead;

7.1.5 The guarantor breaches the obligations under this contract;
7.1.6 The debtor, guarantor or their directors get involved or may involve into material economic argument, law suit, arbitration, or assets sealed、detained or under forcible execution; be investigated or punished by legal authorities; be disclosed by public media for breaking national laws or regulations; above actions caused or causing effect on processing this contract;
7.1.7 Directors or management senior officer changed un-normally, missing, be investigated restriction of personal freedom or under restriction of personal freedom restriction of personal freedom, which caused or causing effect on processing this contract;
7.1.8 Other events may cause material adverse impact on realizing creditor’s right.
7.2 The creditor’s right under this contract accompany with a security for thing or guarantee provided by debtor, the creditor has right to require guarantee under this contract to carry out the guarantee obligation prior to security for thing.
7.3 Debtor provide a security for thing guarantee, the creditor give up the security for thing, or security for thing guarantee right cis position or changed, in such events, the guarantor shall agree to continue to carry out the joint guarantee to the creditor’s right under the main contract pursuant to this contract.

8. Breach
Both the Creditor and the Guarantor shall abide by the contract after it becomes effective. Otherwise, the party who breaches the contract shall take the sole responsibility of the compensation to another party.

9. Solution of the dispute
Any dispute shall be resolve by the negotiation between the Creditor and the Guarantor, the following item 1 as an option:
1.	Lawsuit. resolved by the court in Creditor’s business area
2.	Arbitration. Resolved by a arbitrator _________________(full name) under the Arbitration Laws and Regulations.

10. Other matters.
The Guarantor promises to be legally enforced against if the Guarantor fails to fulfill the contract obligation at its entirety. (Sealed by SHANJIU ZHANG)

11. Become effective.
11.1 The contract shall become effective after it is signed or sealed by all parties.
11.2 Total 2 duplicates for the contract, each party hold one, with the same laws enforcement.

11. Note.
The Creditor reminds the Guarantor to acknowledge that all the items of the Contract shall be understood completely and correctly, the Creditor has provided the note for certain items of the contract as the guarantor requested. All parties agree to the rights and obligations under the Contract in common. Creditor specially reminds Guarantor to acknowledge the bold-face text among the contract items, and the sufficient explanation has been provided as Guarantor required.

Creditor: (sealed by)	YISHUI Rural Credit Cooperative ( sealed)
Signature:	Xiancai Wei (signed)
(By corporate representative or proxy)

Guarantor: (sealed by)	SHANJIU ZHANG (and sealed)
Signature:	SHANJIU ZHANG (signed)
(By Legal representative or proxy)

Date:  8-25-2011
In the place of: YISHUI RCC office.

RURAL CREDIT COOPERATIVE OF SHANDONG

Pledge Contract of Rights
                    Yishui RCC Quanzhi 2011-009

Pledger (Full Name): Junan Tianma Island Tourism Development Co., Ltd.
Address:      Junan County

Legal Representation (Principal):              Hongbin Li
Contact Person:                                          Hongbin Li
Zip:               276400
Tel:               0539-7839666

Pledgee (Full Name):           Rural Credit Cooperative of Shandong
Yishui Branch
Address:                                               42# Xinhua Rd. Yishui County
Legal Representation (Principal):                     Jiangang Qi
Contact Person:                                                 Caijun Liu

To ensure the debtor’s obligations under the contract working capital loan contract No.: Yishui Loan2011-405# (hereinafter referred as “Main Contract”) signed between Longkong Travel Management Co., Ltd. (hereinafter referred as “Debtor”) and Pledgee be carried out completely, to ensure the creditor’s right realized, the pledger hereby agrees to Provide the Guarantee to the Pledgee. To confirm each party’s rights and obligations, both parties hereby reach a contract through consultation pursuant to Contract Law, Guarantee Law of PRC.

Article 1: Pledge Type & Amount
The guaranteed main creditor’s right under this contract is short term working capital loan, the principle is RMB 16,000,000.00Yuan.

Article 2: The Scope of Pledge Guarantee
The pledge guarantee scope under this contract contains of such following items under the main contract: the loan principal and interest, penalty interest, compound interest, breach compensation, damage compensation, the cost to realizing the creditor’s right and other payable expenses, including but not limited to litigation cost, arbitration fees, property preservation, assessment expenses, auction charge, execution cost, transferring expense, agent fees, etc.

Article 3: Pledged Rights
3.1 The Pledger voluntarily pledges the right described in the “Pledge Voucher” No.:20110825013. The “Pledge List” is the inalienable part of this contract.
3.2The value of the pledged right in the “Pledge Voucher” is (in words) RMB: Seventy-one million eight-seven hundred and four thousand and five hundred Yuan, which shall not be regarded as the basis of the valuation, it causes no limitation on Pledgee to realize the pledge right. The final value of the pledged rights shall be determined by the actual value when the pledge rights are realized.

Article 4: Representations and Warranties of Pledger
4.1 Pledger shall warrant who is a natural person in legal with full civil power, or an organization formed in legal which has the legal existence.
4.2 Pledger has the complete, valid legal ownership and full power to dispose the pledged rights or property.
4.3 The Pledge right is transferable in legal.
4.4 No withdraw claim, no declared invalid, no objection, no court seal, no legal frozen, no declared missing, no payment suspension occurs to the Pledged right.
4.5 Pledger has obtained the authority to pledge the right under this contract pursuant to relevant regulation. Which has been presented to creditor.
4.6 Pledger has obtained the consent from the co-owner of Pledged right to pledge the right under this contract.
4.7 Pledger shall provide the expense in time related to pledge processing pursuant to relevant regulations and laws, shall fulfill all the obligations, processing the extension of the pledged right as creditor required, and keep the valid of the pledging right.
4.8 Pledger incurs such following events, shall inform the Pledgee in writing in 5 days after the event occurs. :
4.8.1 changes on business operating system, including but not limited to, contract business, leasing, combination, merger (or acquisition), splitting, stock reform, joint venture, transferring assets.
4.8.2 withdraw claim, declared invalid, objection, court seal, legal frozen, declared missing, payment suspension occurs to the Pledged right which may cause effect on realizing the pledge right.

4.8.3 involved into a material economic dispute, business suspension, applying (being applied) for a bankruptcy, being applied for dismissing, suspended to reform, registration cancelled, business license withdrawn, corporate cancelled, Changes on business name, address, legal representative, contact telephone.
4.9 Other events which may effect realizing the pledge right.
4.10 In the event of that pledger breached this contract or failed to carry out the guarantee obligations, Pledgee has right to disclose it in public or publish the claim on public media.
4.11 Pledgee has right to provide this contract or related information to PBOC credit information database or other legal database which may be accessed by qualified organizations and natural persons pursuant to relevant regulations and laws or requirement from Finance Monitor Authorities.

Article 5: Power of Pledge Rights
The power of the pledge rights under the contract shall cover the co-rights and the yield of the pledged rights.
Article 6: Handing over, Keeping and returning the Certificate of Pledged rights
6.1 The Pledger shall provide the certificates of pledged rights or other relevant documents to Pledgee in 10 days when the contract is signed;
6.2 The Pledged voucher is a bank draft, cashier’s check, bank check, or other voucher, it shall be endorsed on it.
6.3 As required by laws, the pledged right need not a registration, The Pledger shall process the pledge registration or other relevant documents required by relevant laws to Pledgee in 10 days. Such registration certificate or document shall be kept with pledgee. In the event that the pledged right to be transferred or other amendment, the pledgee shall provide the convenience to pledger.
6.4 without Pledgee’s consent in writing, the Pledger shall not dispose the pledged rights under the contract in a way of bestowal, transferring or in other method. if such consent in writing obtained from Pledger agrees, the money obtained from the disposal of Pledged rights shall be paid the main debt, or deposit it in the account pointed by the Pledgee, as to securing the debt under the main contract.
6.5 During the pledge existing, the value of the pledged right drop down, pladgee has right to require pledger to provide additional guarantee to balance the pledge value in this contract.
6.6 when debtor repaid whole debt in main contract, or pledger paid whole creditor’s right under the main contract which the pledger guaranteed, pledgee shall return the certificate of pledge right to pledger in time.
6.7 Pledger shall receive the certificate returned by pledgee. If pledger refused to receive it, pledgee has right to store the certificate in a legal authority, and pledger shall bear the cost of storing.

6.8 The certificate is damaged, missing for Pledgee’s fault, which causes a loss to pledger, the pledgee shall bear compensation.

Article 7: Realizing the pledge right.
7.1 In one of following events, pledgee has right to realize the pledge righ. Pledgee may negotiate with pledger to discount the pledged right, or dispose the pledged right by auction or by sale to pay the pledgee with a priority of compensation. The money get from the pledge right disposal is sufficient to pay the debt under this contract, the pledgee may decide the money to pay principle, interest, penalty interest, compound interest or other expense, and the payment order is on pledgee’s will.
7.1.1 Pledger fails to repay pledgee when the debt under main contract is due. Debt Due includes the loan term under the main contract is due and the contract is declare is due before loan term pursuant to relevant civil regulations and laws.
7.1.2 Debtor, pledger is canceled, business license withdraw, closed by an government authority or other dismiss event.
7.1.3 Debtor, pledger is declared a bankrupt or reconciliation by a court.
7.1.4 Debtor, pledger is dead, or declared missing or dead.
7.1.5 The pledged rights is applied for cancelation, declared invalid, rejection, lawsuit, arbitration, sealed, monitoring or other legal force actions.
7.1.6 Pledger fails to provide related guarantee as required by Pledgee.
7.1.1 Pledger breaches the obligation under this contract.
7.1.8 Other events which may cause a material effect on realizing pledge right.
7.2 The pledge rights is shows by a bank draft, check, cashier’s check, bank deposit slip, storing slip, bill of lading, which bill due date is earlier than the loan term due date under main contract, in such event, pledgee has right to cash such bill or take delivery of goods, to pay the debt or keep it with a third party with cashed money or goods.
7.3 If there are two warranties guaranteed for the debt under this contract (including warranty provided by debtor), Pledgee has right choose any or both of such warranties to realizing the pledge right.
7.4 If pledger is a third party except debtor himself, at meanwhile, the debtor provides guarantee for the debt under main contract , pledgee gives up the security interest, security interest cis-position or change the security interest, in such event pledger shall provide pledgee the Pledgere Guarantee for the debt under main contract pursuant to relevant articles of this contract. The Security Interest means things guarantee granted for the debt under main contract.

7.5 Pledgee has right to transfer part of creditor’s right without transferring relevant pledge right.
Article 8: Breach
Both parties shall abide by the contract after it becomes effective. Otherwise, the party who breaches the contract shall take the sole responsibility of the compensation to another party.

Article 9: Contract Becomes Effectiveness
The contract shall become effective on the date when it signed by each party.
9.2 This contract is made out in 3 duplicates, one copy for each party, with the same legal force.
Article 10: Dispute Settlement
Any dispute rising out during the contract performing, shall be resolved through consultations between both parties; failing on consultation, the following Item (1) shall be selected to carry out:
(1)Submit it to the Court locating where the Pledgee located
    (2) Submit it to           arbitration association (in the place of ___), pursuant to the current arbitration rules.
Article 11: Other Provisions
 ____________________ _____________________________
Article 12: Special Note
This contract is signed base on the equal, on each own will after a consultation. Each article under this contract is the real presentation from each party. The Pledgee hereby kindly reminds the Pledger to completely, accurately understand the meaning of each article under the contract and the legal result which would finally causes; also, the Pledgee has made the expansion to relevant articles. Both parties have no argument on each article under the contract.

Pledger (seal):    Junan Tiama Island Tourism Development Co., Ltd.
(sealed)
Legal Representative (Principal) or Authorized Proxy:
Hongbin Li (signed)

Pledgee (seal):   Rural Credit Cooperative of Shandong Yishui Branch
J                  (sealed)
Legal Representative (Principal) or Authorized Proxy:
Jiangang Qi (signed)
Date: 8-25-2011
In the Place of Rural Credit Cooperative of Shandong Yishui Branch office

The Pledge List is the attachment of the contract “Contract of Pledge Right” ;No.: CRC Yishui-2011 ZHI-109#

Pledge List
Title or Certificate of title	Unit	Book value	Valuation (Renminbi Yuan)	Certificate No.:	Certificate Issue Authority	Valid Period
Permit of Charging Right	6 years	71.8744Million Yuan	71.8744Million Yuan	Lu-Zhong LIDA Pingzi 2011-0196

Pledger (seal): Juna Tianm Island Tourise Development Co., Ltd (sealed) Legal Representative (Principal) or Authorized Proxy: Hongbin Li (signed)	Pledgee (seal): Rural Credit Cooperative of Shandong Yishui Branch (sealed) Legal Representative (Principal) or Authorized Proxy: Jiangang Qi(signed) Date: 8-25-2011

The following document of title has been examined by Pledgee and Pledger and confirmed it accuracy, as the attachment of the “Pledge right contract” No.: CRC Yishui-2011 ZHI-109#; which is made out in 3 duplicates, one copy for each party, with the same legal force.

Supplemental Agreement
Of
Pledge Right Contract

Party A: Rural Credit Cooperative of Shandong Yishui Branch
Party B: Shandong Longkong Travel Development Co., Ltd
Party C: Junan Tiama Island Tourism Development Co., Ltd

Where as: Party B borrowed a loan in a amount of RMB16 million Yuan, Party C provided a guarantee with its Permit of Charging Right to Party A, and signed the “Pledge Right Contract” No.: (Yi) CRC Quanzhi(2011)-009# on the date of 23-8-2011, to security the loan repaid in time and ensure “Pledge Right Contract” performance, Party A, Party B and Party C enter into this supplement agreement after a consultation as following:

Article 1: To ensure Party A able to monitor the using of the loan, acknowledge Party C’s business operation, Party C shall open a special account with Party A on the date of Loan Term Existing, deposit all the operation income into such account. If Party C fails to do so, Party A has right to draw back loan in advance.

Article 2: Party B fails to repay loan in time during the term under contract, in 5days after the loan term is due, Party C shall voluntary hand its operation income and charges Items over to Party A. Party A has right to assign his officer to in charge of above tourist attraction admission ticket sales till when the loan is repaid (including expense spending on realizing the creditor’s right), during the period, Party C shall bear the maintenance cost, and all the expenses on visiting security accident to visitors. Meanwhile, such action shall not bound Party A to take actions to Party B’s other property.
Article 3: Party B fails to repay the loan, the loan borrowing interest shall applied to Party A’s present overdue interest in a same term.
Article 4: This shall become effective after it signed by above parties, any party breaches it who shall accept the forcible execution from a Peoples’ Court.
Article 5: This agreement is made out in 4 duplicates, each for above parties, one for notary public office.

Party A: Rural Credit Cooperative of Shandong Yishui Branch (sealed)
Legal representative: Jigang Qi (signed)

Party B: Shandong Longkong Travel Development Co., Ltd (sealed)
Legal representative: Shanjiu Zhang (signed)

Party C: Junan Tiama Island Tourism Development Co., Ltd (sealed)
Legal representative: Hongbin Li (signed)

Date: 8-25-2011